Exhibit 99.1

Yumanity Holdings, LLC

Condensed Consolidated Balance Sheets

(In thousands, except unit amounts)

(Unaudited)

	September 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$27,384	$14,021
Marketable securities	3,597	1,347
Prepaid expenses and other current assets	1,429	681
Restricted cash	—	125

Total current assets	32,410	16,174
Property and equipment, net	609	1,017
Operating lease right-of-use assets	9,321	275
Deposits	379	40
Restricted cash	100	100
Deferred transaction costs	1,412	—

Total assets	$44,231	$17,606

Liabilities, Preferred Units and Members’ Deficit
Current liabilities:
Accounts payable	$2,522	$1,905
Accrued expenses and other current liabilities	4,120	2,421
Current portion of long-term debt	1,144	—
Operating lease liabilities	3,483	291
Current portion of finance lease obligation	182	343
Deferred revenue	11,693	—

Total current liabilities	23,144	4,960
Long-term debt, net of discount and current portion	14,836	14,470
Operating lease liabilities, net of current portion	6,071	—
Finance lease obligation, net of current portion	13	116
Preferred unit warrant liability	189	261

Total liabilities	44,253	19,807

Commitments and contingencies (Note 13)
Preferred units (Class A, Ordinary Class B, and C), 17,042,079 and 17,515,738 units authorized at September 30, 2020 and December 31, 2019, respectively; 16,959,370 and 12,391,101 units issued and outstanding at September 30, 2020 and December 31, 2019, respectively; liquidation preference of $105,335 at September 30, 2020	103,949	89,699

Members’ deficit:
Common units, 17,913,021 and 15,492,000 units authorized at September 30, 2020 and December 31, 2019, respectively; 10,255,594 and 10,259,344 units issued and outstanding at September 30, 2020 and December 31, 2019, respectively	6,886	5,120
Defaulting Class B Preferred Units, 836,319 units and no units authorized at September 30, 2020 and December 31, 2019, respectively; 836,319 units and no units issued and outstanding at September 30, 2020 and December 31, 2019, respectively	288	—
Accumulated members’ deficit	(111,145)	(97,020)

Total members’ deficit	(103,971)	(91,900)

Total liabilities, preferred units and members’ deficit	$44,231	$17,606

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Operations

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Collaboration revenue	$3,308	$—	$3,308	$—
Operating expenses:
Research and development	5,489	5,437	14,457	16,454
General and administrative	3,725	2,126	8,356	5,107

Total operating expenses	9,214	7,563	22,813	21,561

Loss from operations	(5,906)	(7,563)	(19,505)	(21,561)

Other income (expense):
Change in fair value of preferred unit warrant liability	46	4	72	13
Interest expense	(501)	(293)	(1,410)	(906)
Interest income and other income (expense), net	(24)	124	21	490

Total other income (expense), net	(479)	(165)	(1,317)	(403)

Net loss	$(6,385)	$(7,728)	$(20,822)	$(21,964)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net loss	$(6,385)	$(7,728)	$(20,822)	$(21,964)
Other comprehensive income (loss):
Unrealized gains (losses) on marketable securities, net of tax of $0	—	(6)	—	9

Comprehensive loss	$(6,385)	$(7,734)	$(20,822)	$(21,955)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Preferred Units and Members’ Deficit

(In thousands, except unit amounts)

(Unaudited)

	Preferred Units		Common Units		Defaulting Class B Preferred Units		Accumulated Other Comprehensive Gain (Loss)	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balances at June 30, 2020	16,959,370	$103,949	10,257,677	$6,192	836,319	$288	$—	$(104,760)	$(98,280)
Forfeiture of unvested incentive units	—	—	(2,083)	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	694	—	—	—	—	694
Net loss	—	—	—	—	—	—	—	(6,385)	(6,385)

Balances at September 30, 2020	16,959,370	$103,949	10,255,594	$6,886	836,319	$288	$—	$(111,145)	$(103,971)

	Three Months Ended September 30, 2019
Balances at June 30, 2019	12,391,101	$89,699	10,278,698	$4,162	—	$—	$7	$(80,047)	$(75,878)
Forfeiture of unvested incentive units	—	—	(833)	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	395	—	—	—	—	395
Unrealized losses on marketable securities	—	—	—	—	—	—	(6)	—	(6)
Net loss	—	—	—	—	—		—	(7,728)	(7,728)

Balances at September 30, 2019	12,391,101	$89,699	10,277,865	$4,557	—	$—	$1	$(87,775)	$(83,217)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Preferred Units and Members’ Deficit (Continued)

(In thousands, except unit amounts)

(Unaudited)

	Preferred Units		Common Units		Defaulting Class B Preferred Units		Accumulated Other Comprehensive Gain (Loss)	Accumulated Members’ Deficit	Total Members’ Deficit
	Units	Amount	Units	Amount	Units	Amount
Balances at December 31, 2019	12,391,101	$89,699	10,259,344	$5,120	—	$—	$—	$(97,020)	$(91,900)
Issuance of Class C preferred units, net of issuance costs of $388	5,404,588	21,235	—	—	—	—	—	—	—
Exchange of Ordinary Class B preferred units for Defaulting Class B Preferred Units	(836,319)	(288)	—	—	836,319	288	—	—	288
Gain on extinguishment of Ordinary Class B preferred units	—	(6,697)	—	—	—	—	—	6,697	6,697
Forfeiture of unvested incentive units	—	—	(3,750)	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	1,766	—	—	—	—	1,766
Net loss	—	—	—	—	—	—	—	(20,822)	(20,822)

Balances at September 30, 2020	16,959,370	$103,949	10,255,594	$6,886	836,319	$288	$—	$(111,145)	$(103,971)

	Nine Months Ended September 30, 2019
Balances at December 31, 2018	12,391,101	$89,699	10,278,698	$3,575	—	$—	$(8)	$(65,811)	$(62,244)
Forfeiture of unvested incentive units	—	—	(833)	—	—	—	—	—	—
Equity-based compensation expense	—	—	—	982	—	—	—	—	982
Unrealized gains on marketable securities	—	—	—	—	—	—	9	—	9
Net loss	—	—	—	—	—	—	—	(21,964)	(21,964)

Balances at September 30, 2019	12,391,101	$89,699	10,277,865	$4,557	—	$—	$1	$(87,775)	$(83,217)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2020	2019
Cash flows from operating activities:
Net loss	$(20,822)	$(21,964)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	577	873
Non-cash lease expense	1,692	779
Equity-based compensation expense	1,766	982
Accretion of discounts on marketable securities	(3)	(304)
Non-cash interest expense	387	231
Change in fair value of preferred unit warrant liability	(72)	(13)
Gain on sale of property and equipment	(2)	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(1,365)	(575)
Deposits	(339)	(61)
Operating lease liabilities	(858)	(701)
Accounts payable	286	(414)
Accrued expenses and other current liabilities	683	(142)
Deferred revenue	11,693	—

Net cash used in operating activities	(6,377)	(21,309)

Cash flows from investing activities:
Purchases of marketable securities	(3,597)	(19,347)
Proceeds from sales and maturities of marketable securities	1,350	48,585
Purchases of property and equipment	(173)	(484)
Proceeds from sale of property and equipment	13	—

Net cash provided by (used in) investing activities	(2,407)	28,754

Cash flows from financing activities:
Proceeds from issuance of Class C preferred units, net of offering costs paid	21,235	—
Proceeds from Paycheck Protection Program loan	1,123	—
Payments of prior-year issuance costs related to long-term debt	(72)	—
Payments of finance lease obligations	(264)	(829)

Net cash provided by (used in) financing activities	22,022	(829)

Net increase in cash, cash equivalents and restricted cash	13,238	6,616
Cash, cash equivalents and restricted cash at beginning of period	14,246	5,179

Cash, cash equivalents and restricted cash at end of period	$27,484	$11,795

Supplemental cash flow information:
Cash paid for interest	$952	$739
Supplemental disclosure of noncash investing and financing activities:
Additions to property and equipment included in accounts payable	$7	$—
Deferred transaction costs included in accounts payable and accrued expenses	$1,412	$—
Operating lease liabilities arising from obtaining right-of-use assets	$10,219	$469

The accompanying notes are an integral part of these condensed consolidated financial statements.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

1. Nature of Business and Basis of Presentation

Yumanity Holdings, LLC (“Holdings” and together with its wholly owned subsidiary Yumanity Therapeutics, Inc. the “Company”) is a clinical stage biopharmaceutical company engaged in the research and development of neurodegenerative diseases caused by protein misfolding. The Company commenced operations in 2014 and is headquartered in Massachusetts.

The Company is subject to risks similar to those of other early clinical stage companies in the biopharmaceutical industry, including dependence on key individuals, the need to develop commercially viable products, competition from other companies, many of whom are larger and better capitalized, the impact of the COVID-19 pandemic and the need to obtain adequate additional financing to fund the development of its products. There can be no assurance that the Company’s research and development will be successfully completed, that adequate protection for the Company’s intellectual property will be maintained, that any products developed will obtain required regulatory approval or that any approved products will be commercially viable. Even if the Company’s development efforts are successful, it is uncertain when, if ever, the Company will generate significant revenue from the sale of its products.

Proposed Merger with Proteostasis Therapeutics, Inc.

On August 22, 2020, Proteostasis Therapeutics, Inc, a Delaware corporation (“PTI”), Pangolin Merger Sub, a Delaware corporation and a wholly owned subsidiary of PTI (“Merger Sub”), Yumanity Therapeutics, Inc. (“Yumanity”) and Holdings entered into an Agreement and Plan of Merger (the “Merger Agreement”), as amended on November 6, 2020, pursuant to which the Merger Sub will merge with and into Yumanity. Immediately prior to the closing of the transaction Yumanity and Holdings will merge with Yumanity surviving the merger. Upon the closing of the transaction, which is expected to close in December 2020, Yumanity will become a wholly owned subsidiary of PTI. PTI is a publicly held, clinical-stage biopharmaceutical company whose common stock is listed on the Nasdaq Global Market.

Under the terms of the Merger Agreement, upon the consolidation of Holdings and Yumanity, all of Holdings’ outstanding common units and preferred units will be exchanged for common stock of Yumanity and all outstanding options exercisable for common units and warrants exercisable for preferred units and common units of Holdings will be exchanged for options and warrants exercisable for common stock of Yumanity. Upon the closing of the transaction all of Yumanity’s outstanding shares of common stock will be exchanged for common stock of PTI and all of Yumanity’s options and warrants exercisable for Yumanity’s common stock will be exchanged for options and warrants exercisable for common stock of PTI.

The Company’s and PTI’s obligations to consummate the merger are subject to certain closing conditions, including, among other things, the (i) approval by the stockholders of PTI of the issuance of the shares of PTI common stock pursuant to the Merger Agreement, (ii) approval by the stockholders of the Company to adopt the Merger Agreement, (iii) continued listing of PTI’s common stock on the Nasdaq Global Market or the Nasdaq Capital Market and (iv) effectiveness of the registration statement in connection with the merger.

The business combination will be accounted for as a reverse merger accounted for as an asset acquisition in accordance with GAAP. Under this method of accounting, the Company will be deemed to be the accounting acquirer for financial reporting purposes. This determination was primarily based on the expectations that, immediately following the merger: (i) the Company’s equityholders will own a majority of the voting rights in the combined organization, (ii) the Company will designate a majority of the members (7 of 9) of the initial board of directors of the combined organization and (iii) the Company’s senior management will hold all key positions in the senior management of the combined organization. Accordingly, for accounting purposes, (i) the merger will be treated as the equivalent of the Company issuing stock to acquire the net assets of PTI, (ii) the net assets of PTI will be allocated a portion of the transaction price and recorded based upon their relative fair values in the financial statements at the time of closing, (iii) the reported historical operating results of the combined company prior to the merger will be those of the Company and (iv) for periods prior to the transaction, shareholders’ equity of the combined company is presented based on the historical equity structure of Yumanity. As a result, as of the closing date of the merger, the net assets of PTI will be recorded at their acquisition-date fair values in the financial statements of the Company and the reported operating results prior to the business combination will be those of the Company.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Basis of presentation

The Company’s condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”). Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification (“ASC”) and Accounting Standards Update (“ASU”) of the Financial Accounting Standards Board (“FASB”). The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation.

Going concern

Since its inception, the Company has funded its operations primarily with proceeds from sales of preferred units and debt financing. The Company has incurred recurring losses and negative cash flows from operations since inception, including net losses of $20.8 million for the nine months ended September 30, 2020, and $31.2 million for the year ended December 31, 2019. In addition, as of September 30, 2020, the Company had an accumulated members’ deficit of $111.1 million. The Company expects to continue to generate operating losses for the foreseeable future. As of December 4, 2020, the original issuance date of the condensed consolidated interim financial statements for the nine months ended September 30, 2020, the Company expects that its cash, cash equivalents and marketable securities will fund its operating expenses, capital expenditure requirements and debt service payments into the third quarter of 2021.

In addition to pursuing consummation of the merger, the Company plans to obtain additional funding through private or public equity financings, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. There is no assurance that the Company will be successful in obtaining sufficient funding on terms acceptable to the Company to fund continuing operations, if at all. If the Company is unable to obtain additional funding, the Company will be forced to delay, reduce or eliminate some or all of its research and development programs, product portfolio expansion or commercialization efforts, which could adversely affect its business prospects, or the Company may be unable to continue operations.

Based on its recurring losses from operations since inception, expectation of continuing operating losses for the foreseeable future, and the need to raise additional capital to finance its future operations, as of December 4, 2020, the original issuance date of the condensed consolidated interim financial statements as of September 30, 2020 and for the three and nine months ended September 30, 2020, the Company has concluded that there is substantial doubt about its ability to continue as a going concern for a period of one year from the original issuance date of these condensed consolidated interim financial statements. The condensed consolidated interim financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the condensed consolidated interim financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

Impact of the COVID-19 Coronavirus

The COVID-19 pandemic, which began in December 2019 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak. The outbreak and government measures taken in response have had a significant impact, both direct and indirect, on businesses and commerce, as worker shortages have occurred, supply chains have been disrupted, and facilities and production have been suspended. The future progression of the pandemic and its effects on the Company’s business and operations are uncertain. The COVID-19 pandemic may affect the Company’s ability to initiate and complete preclinical studies, delay its clinical trial or future clinical trials, disrupt regulatory activities, or have other adverse effects on its business and operations. The pandemic has already caused significant disruptions in the financial markets, and may continue to cause such disruptions, which could impact the Company’s ability to raise additional funds to support its operations. Moreover, the pandemic has significantly impacted economies worldwide and could result in adverse effects on the Company’s business and operations.

The Company is monitoring the potential impact of the COVID-19 pandemic on its business and financial statements. To date, the Company has not experienced material business disruptions or incurred impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

circumstance that would require it to revise its estimates reflected in these consolidated financial statements. The extent to which the COVID-19 pandemic will directly or indirectly impact the Company’s business, results of operations and financial condition, including current and future clinical trials and research and development costs, will depend on future developments that are highly uncertain, including as a result of new information that may emerge concerning COVID-19, the actions taken to contain or treat it, and the duration and intensity of the related effects.

2. Summary of Significant Accounting Policies

Use of estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting periods. Significant estimates and assumptions reflected in these consolidated financial statements include, but are not limited to, revenue recognition, the accrual of research and development expenses and the valuation of common units and unit-based awards. The Company bases its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates as there are changes in circumstances, facts, and experience. Actual results may differ from those estimates or assumptions.

Unaudited interim financial information

The accompanying condensed consolidated balance sheet as of September 30, 2020, the condensed consolidated statements of cash flows for the nine months ended September 30, 2020, and the condensed consolidated statements of operations and comprehensive loss and of preferred units and members’ deficit for the three and nine months ended September 30, 2020 and 2019 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of September 30, 2020 and the results of its operations for the three and nine months ended September 30, 2020 and 2019 and its cash flows for the nine months ended September, 30 2020 and 2019. The financial data and other information disclosed in these notes related to the three and nine months ended September 30, 2020 and 2019 are also unaudited. The consolidated balance sheet as of December 31, 2019 included herein was derived from the audited consolidated financial statements as of that date. Certain disclosures have been condensed or omitted from the interim condensed consolidated financial statements. These unaudited interim condensed consolidated financial statements should be read in conjunction with the audited annual consolidated financial statements and related notes thereto for the year ended December 31, 2019 included in PTI’s Registration Statement on Form S-4, File Number 333-248993, on file with the SEC. The results for the three and nine months ended September 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.

Restricted cash

Amounts included in restricted cash represent amounts pledged as collateral for letters of credit required for a security deposit on the Company’s leased facilities, which was returned to the Company in August 2020, as well as amounts pledged as collateral for Company credit cards as part of the terms of the “New Loan” (see Note 6). These amounts are classified as restricted cash (current) and restricted cash (non-current), respectively, in the Company’s condensed consolidated balance sheets. As of September 30, 2020 and December 31, 2019, the cash and restricted cash of $27.5 million and $14.2 million, respectively, presented in the condensed consolidated statements of cash flows included cash and cash equivalents of $27.4 million and $14.0 million, respectively, and restricted cash of $0.1 million and $0.2 million, respectively.

Deferred transaction costs

The Company capitalizes certain legal, professional, accounting, and other third-party fees that are directly associated with in-process asset acquisitions as deferred transaction costs until such acquisitions are consummated. After consummation of the asset acquisition, these costs are recorded as a component of the cost of the assets purchased. Should the planned asset acquisition be abandoned, the deferred transaction costs will be expensed immediately as a charge to operating expenses in the condensed consolidated statement of operations. As of September 30, 2020 and December 31, 2019, the Company had $1.4 million and no deferred transaction costs on its condensed consolidated balance sheets, respectively.

Fair value measurements

Certain assets and liabilities are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

•	Level 1—Quoted prices in active markets for identical assets or liabilities.

•

Level 2—Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

•

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

The Company’s cash equivalents, marketable securities and preferred unit warrant liability are carried at fair value, determined according to the fair value hierarchy described above (see Note 3). The carrying values of the Company’s accounts payable and accrued expenses approximate their fair values due to the short-term nature of these liabilities. The carrying value of the Company’s long-term debt under its loan and security agreement approximates its fair value due to its variable interest rate.

Revenue recognition

The Company accounts for its one collaboration arrangement, entered into in June 2020, under ASC Topic 606, Revenue From Contracts With Customers (ASC 606). For additional information on the Company’s collaboration agreement, see Note 4, Collaboration Agreement, to these condensed consolidated financial statements. Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements within the scope of ASC 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price, including variable consideration, if any; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the entity will collect the consideration to which it is entitled in exchange for the goods or services it transfers to the customer

The Company assesses the goods or services promised within each contract and determines those that are performance obligations. Arrangements that include rights to additional goods or services that are exercisable at a customer’s discretion are generally considered options. The Company assesses if these options provide a material right to the customer and if so, they are considered performance obligations. The identification of material rights requires judgments related to the determination of the value of the underlying license relative to the option exercise price, including assumptions about technical feasibility and the probability of developing a candidate that would be subject to the option rights. The exercise of a material right is accounted for as a contract modification for accounting purposes.

The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment involves subjective determinations and requires management to make judgments about the individual promised goods or services and whether such are separable from the other aspects of the contractual relationship. Promised goods and services are considered distinct provided that: (i) the customer can benefit from the good or service either on its own or together with other resources that are readily available to the customer (that is, the good or service is capable of being distinct) and (ii) the entity’s promise to transfer the good or service to the customer is separately identifiable from other promises in the contract (that is, the promise to transfer the good or service is distinct within the context of the contract). In assessing whether a promised good or service is distinct, the Company considers factors such as the research, manufacturing and commercialization capabilities of the collaboration partner and the availability of the associated expertise in the general marketplace. The Company also considers the intended benefit of the contract in assessing whether a promised good or service is separately identifiable from other promises in the contract. If a promised good or service is not distinct, an entity is required to combine that good or service with other promised goods or services until it identifies a bundle of goods or services that is distinct.

The transaction price is then determined and allocated to the identified performance obligations in proportion to their standalone selling prices (“SSP”) on a relative SSP basis. SSP is determined at contract inception and is not

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

updated to reflect changes between contract inception and when the performance obligations are satisfied. Determining the SSP for performance obligations requires significant judgment. In developing the SSP for a performance obligation, the Company considers applicable market conditions and relevant entity- specific factors, including factors that were contemplated in negotiating the agreement with the customer and estimated costs. The Company validates the SSP for performance obligations by evaluating whether changes in the key assumptions used to determine the SSP will have a significant effect on the allocation of arrangement consideration between multiple performance obligations.

If the consideration promised in a contract includes a variable amount, the Company estimates the amount of consideration to which it will be entitled in exchange for transferring the promised goods or services to a customer. The Company determines the amount of variable consideration by using the expected value method or the most likely amount method. The Company includes the unconstrained amount of estimated variable consideration in the transaction price. The amount included in the transaction price is constrained to the amount for which it is probable that a significant reversal of cumulative revenue recognized will not occur. At the end of each subsequent reporting period, the Company re-evaluates the estimated variable consideration included in the transaction price and any related constraint, and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis in the period of adjustment.

If an arrangement includes development and regulatory milestone payments, the Company evaluates whether the milestones are considered probable of being reached and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the Company’s control or the licensee’s control, such as regulatory approvals, are generally not considered probable of being achieved until those approvals are received.

For arrangements with licenses of intellectual property that include sales-based royalties, including milestone payments based on the level of sales, and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes royalty revenue and sales-based milestones at the later of (i) when the related sales occur, or (ii) when the performance obligation to which the royalty has been allocated has been satisfied.

The Company records amounts as accounts receivable when the right to consideration is deemed unconditional. When consideration is received, or such consideration is unconditionally due, from a customer prior to transferring goods or services to the customer under the terms of a contract, a contract liability is recorded for deferred revenue.

In determining the transaction price, the Company adjusts consideration for the effects of the time value of money if the timing of payments provides the Company with a significant benefit of financing. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the licensees and the transfer of the promised goods or services to the licensees will be one year or less. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) each performance obligation is satisfied, either at a point in time or over time, and if over time, recognition is based on the use of an output or input method.

Concentrations of credit risk and of significant suppliers

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and marketable securities. At times the Company may maintain cash and investment balances in excess of federally insured limits. The Company does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company relies, and expects to continue to rely, on a small number of vendors to provide services, supplies and materials related to its discovery programs. These programs could be adversely affected by a significant interruption in these services or the availability of materials.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”), which requires the measurement and recognition of expected credit losses for financial assets held at amortized cost. ASU 2016-13 replaces the existing

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

incurred loss impairment model with an expected loss model. It also eliminates the concept of other- than-temporary impairment and requires credit losses related to available-for-sale debt securities to be recorded through an allowance for credit losses rather than as a reduction in the amortized cost basis of the securities. These changes may result in earlier recognition of credit losses. In November 2018, the FASB issued ASU No. 2018-19, Codification Improvements to Topic 326, Financial Instruments — Credit Losses, which narrowed the scope and changed the effective date for non-public entities for ASU 2016-13. The FASB subsequently issued supplemental guidance within ASU No. 2019-05, Financial Instruments — Credit Losses (Topic 326): Targeted Transition Relief (“ASU 2019-05”). ASU 2019-05 provides an option to irrevocably elect the fair value option for certain financial assets previously measured at amortized cost basis. For public entities that are Securities and Exchange Commission filers, excluding entities eligible to be smaller reporting companies, ASU 2016-13 is effective for annual periods beginning after December 15, 2019, including interim periods within those fiscal years. The Company adopted this guidance on January 1, 2020 and the adoption had no impact on its consolidated financial statements.

3. Fair Value Measurements and Marketable Securities

The following tables present the Company’s fair value hierarchy for its assets and liabilities, which are measured at fair value on a recurring basis (in thousands):

	Fair Value Measurements at September 30, 2020 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$27,055	$—	$—	$27,055
Marketable securities:
Commercial paper	—	3,597	—	3,597

	$27,055	$3,597	$—	$30,652

Liabilities:
Preferred unit warrant liability	$—	$—	$189	$189

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents:
Money market funds	$13,146	$—	$—	$13,146
Marketable securities:
Commercial paper	—	1,347	—	1,347

	$13,146	$1,347	$—	$14,493

Liabilities:
Preferred unit warrant liability	$—	$—	$261	$261

Marketable securities were value by the Company using quoted prices in active markets for similar securities, which represent a Level 2 measurement within the fair value hierarchy.

The following table provides a roll-forward of the aggregate fair values of the Company’s preferred units warrant liability, for which fair value was determined by Level 3 inputs (in thousands):

Preferred Unit Warrant Liability
Fair value at December 31, 2019	$261
Change in fair value	(72)

Fair value at September 30, 2020	$189

The preferred unit warrant liability in the tables above consisted of the fair value of warrants to purchase preferred units issued in 2018 and 2019 (see Note 9) and was based on significant inputs not observable in the market, which represent a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the preferred unit warrants utilized the Black-Scholes option-pricing model, which incorporates assumptions and estimates to value the

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

preferred unit warrants. The Company assesses these assumptions and estimates at the end of each reporting period. Changes in the fair value of the preferred unit warrants are recognized within other income (expense) in the consolidated statements of operations. The most significant assumption in the Black-Scholes option-pricing model impacting the fair value of the preferred unit warrant liability was the fair value of the underlying preferred units as of each remeasurement date. The Company determines the fair value per unit of these preferred units by taking into consideration its most recent sales of its preferred units as well as additional factors that the Company deems relevant. The fair value of the Company’s Class A preferred units was $2.93 and $5.84 at September 30, 2020 and December 31, 2019, respectively. The fair value of the Company’s Class C preferred units was $4.01 at September 30, 2020 and the fair value of the Company’s Class B preferred units was $8.44 at December 31, 2019.

Marketable securities by security type consisted of the following (in thousands):

	September 30, 2020
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$3,597	$—	$—	$3,597

	$3,597	$—	$—	$3,597

	December 31, 2019
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Commercial paper	$1,347	$—	$—	$1,347

	$1,347	$—	$—	$1,347

The Company’s marketable securities are due within one year.

4. Collaboration Agreement

In June 2020, the Company entered into an exclusive license and research collaboration agreement (the “Collaboration Agreement”) with Merck Sharp & Dohme Corp. (“Merck”) to support the research, development and commercialization of products for the treatment of amyotrophic lateral sclerosis (ALS) and frontotemporal lobar dementia (FTLD). Pursuant to the Collaboration Agreement, the Company granted Merck an exclusive, worldwide license with the right to grant and authorize sublicenses, under certain intellectual property rights related to two certain undisclosed targets in connection with the Company’s ALS and FTLD programs to make, have made, use, import, offer to sell and sell compounds and products covered by such intellectual property rights. In the event that the exploitation of such compound or product would infringe during the term of the Merck Collaboration Agreement a claim of an issued patent controlled by Yumanity, Yumanity also granted Merck a non-exclusive, sublicensable, royalty-free license under such issued patent to exploit such compound and product.

Under the terms of the Collaboration Agreement, the Company and Merck are each responsible to perform certain research activities in accordance with a mutually agreed upon research plan. Upon the completion of certain stages of the research plan, Merck will elect to either advance and make certain contractual option payments or terminate the applicable research program. If Merck elects not to advance a research program, such program terminates and the rights granted to Merck in the program revert to the Company. Following completion of the research program, Merck is responsible for the development and commercialization of the compounds developed pursuant to the research program and any product containing such compounds.

Under the terms of the Collaboration Agreement, the Company received an upfront payment totaling $15.0 million in July 2020 and is eligible to receive up to $280.0 million upon achievement of specified research and development milestones, and up to $250.0 million upon achievement of specified sales- based milestones as well as a tiered, mid-single digit royalty on net sales of licensed products, subject to customary reductions.

Unless terminated earlier, the Collaboration Agreement will continue in full force and effect until one or more

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

products has received marketing authorization and, thereafter, until expiration of all royalty obligations under the Collaboration Agreement. The Company or Merck may terminate the Collaboration Agreement upon an uncured material breach by the other party or insolvency of the other party. Merck may also terminate the Merck Collaboration Agreement for any reason upon certain notice to the Company.

Merck also participated in the Company’s Class C preferred units financing in June 2020 with terms consistent with those of other investors that purchased Class C preferred units in June 2020 (see Note 7). The Class C preferred units were issued at a price of $4.0008 per unit, which was determined to be fair value based on the same price paid by other investors that purchased Class C preferred units in the financing. The equity investment was considered to be distinct from the Collaboration Agreement.

The Company assessed the promised goods and services to determine if they are distinct. Based on this assessment, the Company determined that Merck cannot benefit from the promised goods and services separately from the others as they are highly interrelated and therefore not distinct. Accordingly, the promised goods and services represent one combined performance obligation and the entire transaction price was allocated to that single combined performance obligation. The performance obligation is being satisfied over the research term as the Company performs the research and development activities through the first substantive option period, and participates in a Joint Steering Committee to oversee research and development activities. Accordingly, the upfront payment of $15.0 million was recorded as deferred revenue and will be recognized as revenue as the performance obligation is satisfied. The Company recognizes revenue using the cost-to-cost method, which it believes best depicts the transfer of control to the customer. Under the cost-to-cost method, the extent of progress towards completion is measured based on the ratio of actual costs incurred to the total estimated costs expected upon satisfying the identified performance obligation. Under this method, revenue is recorded as a percentage of the estimated transaction price based on the extent of progress towards completion. As of September 30, 2020, the aggregate amount of the transaction price related to the unsatisfied portion of the performance obligation is $11.7 million, which is expected to be recognized as revenue within the next year. During the three and nine months ending September 30, 2020, the Company recorded $3.3 million of collaboration revenue related to the Collaboration Agreement following the commencement of development services. At contract inception, the potential milestone payments that the Company is eligible to receive were excluded from the transaction price as they were fully constrained. At the end of each reporting period, the Company reevaluates the transaction price and as uncertain events are resolved or other changes in circumstances occur, and if necessary, the Company will adjust its estimate of the transaction price. Any additions to the transaction price would be reflected in the period as a cumulative revenue catch-up. At the inception of the arrangement, the Company evaluated the options held by Merck to either advance or terminate the applicable research program to determine if they provided Merck with any material rights. The Company concluded that the options were not issued at a significant and incremental discount, and therefore do not provide Merck with a material right. As such, these options were excluded as performance obligations and will be accounted for if and when they occur.

The Company assessed the Collaboration Agreement to determine whether a significant financing component exists and concluded that a significant financing component does not exist.

5. Accrued Expenses

Accrued expenses consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Accrued employee compensation and benefits	$1,114	$1,318
Accrued external research and development expenses	911	689
Accrued professional fees	1,601	215
Other	494	199

	$4,120	$2,421

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

6. Debt

Long-term debt consisted of the following (in thousands):

	September 30, 2020	December 31, 2019
Principal amount of long-term debt	$16,123	$15,000
Less: Current portion of long-term debt	(1,144)	—

Long-term debt, net of current portion	14,979	15,000
Debt discount, net of accretion	(396)	(539)
Accrued end-of-term payment	253	9

Long-term debt, net of discount and current portion	$14,836	$14,470

The Company has outstanding borrowings of $15.0 million (“Tranche 1”) under a loan and security agreement entered into in December 2019 (the “New Loan”). The Company may borrow an additional $5.0 million upon the occurrence of a development milestone and an equity event as defined in the agreement (“Tranche 2”), and an additional $10.0 million may become available to be drawn upon lender approval. Borrowings under the New Loan are repayable in monthly interest-only payments until August 1, 2021, with the option to extend an additional six months upon the drawdown of Tranche 2. The interest-only period will be followed by monthly payments of equal principal plus interest until the loan maturity date of January 1, 2024. Outstanding borrowings bear interest at the greater of i) 8.75% and ii) the prime rate as reported in the Wall Street Journal plus 4.00%. A final payment fee of 5.25% of the amounts drawn under the Loan is due upon the earlier of the maturity date or the repayment date if paid early, whether voluntary or upon acceleration due to default. The Company may repay the New Loan at any time by paying the outstanding principal balance in full, along with any unpaid accrued interest, the final payment fees of 5.25% of the amounts drawn and a prepayment fee calculated on amounts being prepaid. The prepayment fee is 3.0% if the New Loan is repaid within the one-year anniversary of the draw date, 2.0% if paid between the first and second-year anniversary of the draw date and 1.0% if paid after the second anniversary of the draw date but before the maturity date.

In April 2020, the New Loan was amended to permit indebtedness consisting of a loan under the Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) provided that such loan shall be unsecured, shall not contain any terms or conditions that are adverse to the lender’s rights under the loan and that the Company will not prepay such loan. In June 2020, the New Loan was amended and an additional final payment fee of $0.3 million became due upon repayment of the loan.

As of September 30, 2020 and December 31, 2019, the interest rate applicable to borrowings under the New Loan was 8.75%. During the three and nine months ended September 30, 2020, the weighted average effective interest rate on outstanding borrowings under the New Loan was approximately 13.02% and 12.36%, respectively.

Borrowings under the New Loan are collateralized by substantially all of the Company’s personal property, other than its intellectual property. There were no financial covenants associated with the New Loan; however, the Company is subject to certain affirmative and negative covenants restricting the Company’s activities, including limitations on dispositions, mergers or acquisitions; encumbering its intellectual property; incurring indebtedness or liens; paying dividends; making certain investments; and engaging in certain other business transactions. The obligations under the New Loan are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in the Company’s business, operations or financial or other condition. Upon the occurrence of an event of default and until such event of default is no longer continuing, the interest rate will increase by 5.0% per annum.

In April 2020, the Company issued a Promissory Note to Silicon Valley Bank, pursuant to which it received loan proceeds of $1.1 million (the “Loan”) provided under the PPP established under the CARES Act and guaranteed by the U.S. Small Business Administration. The Loan is unsecured, is scheduled to mature on April 24, 2022, and has a fixed interest rate of 1.0% per annum. Equal monthly payments of principal and interest will be due commencing in August 2021 until the maturity date. Interest accrues on the unpaid principal balance from the inception date of the loan. Forgiveness of the Loan is only available for principal that is used for the limited purposes that expressly qualify for forgiveness under U.S. Small Business Administration requirements. The Company has determined to account for the Loan as debt under ASC 470, “Debt”, and has allocated and recorded the loan proceeds between current and non-current liabilities. The Company further determined that loan forgiveness would become probable of occurring upon acceptance by the Small Business Association of the Company’s forgiveness application. If and when the loan forgiveness becomes probable, the Company will recognize income for debt extinguishment pursuant to ASC 470-50-15-4.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

As of September 30, 2020, future principal payments due under the Company’s debt obligations are as follows (in thousands):

Year Ending December 31,
2020 (remaining 3 months)	$—
2021	2,891
2022	6,305
2023	6,341
2024	586

$16,123

7. Preferred Units

The Company has issued Class A preferred units, Class B preferred units, and Class C preferred units, collectively referred to as the “Preferred Units”. In June 2020, the Company issued and sold 5,404,588 Class C preferred units at a purchase price of $4.0008 per unit, resulting in cash proceeds of $21.2 million net of issuance costs of $0.4 million.

Preferred Units consisted of the following as of September 30, 2020 and December 31, 2019 (in thousands, except unit amounts):

	September 30, 2020
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Class A preferred units	8,085,229	8,075,629	$53,657	$54,591
Ordinary Class B preferred units	3,479,153	3,479,153	29,057	29,121
Class C preferred units	5,477,697	5,404,588	21,235	21,623

	17,042,079	16,959,370	$103,949	$105,335

	December 31, 2019
	Preferred Units Authorized	Preferred Units Issued and Outstanding	Carrying Value	Liquidation Preference
Class A preferred units	8,555,165	8,075,629	$53,657	$54,591
Class B preferred units	8,960,573	4,315,472	36,042	36,121

	17,515,738	12,391,101	$89,699	$90,712

In connection with the issuance and sale of Class C preferred units, a majority of the Company’s voting preferred and common unit holders voted to amend the Company’s operating agreement such that Class B preferred unitholders who did not participate in a minimum purchase of Class C preferred units, referred to as non-participating holders, became holders of Class B preferred units referred to as “Defaulting Class B Preferred Units”. Class B preferred units other than the Defaulting Class B Preferred Units are referred to as Ordinary Class B preferred units. The terms of the Defaulting Class B Preferred Units are similar to the terms of common units with respect to distributions, except that Defaulting Class B Preferred Units are treated as one fifth (1/5) of a common unit. The Defaulting Class B Preferred Units lose their rights associated with Preferred Units and have no voting rights. For accounting purposes this transaction was treated as an extinguishment of the existing Class B preferred units held by the non-participating holders and the issuance of a new security, Defaulting Class B Preferred Units, to those non-participating holders. The carrying value of $7.0 million for the Class B preferred units exchanged for Defaulting Class B Preferred Units was removed from Preferred units on the balance sheet and the Defaulting Class B Preferred Units were reflected in permanent equity at their issuance date fair value of $0.3 million with the difference of $6.7 million reflected as a reduction of accumulated members’ deficit.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

As of September 30, 2020, the holders of the Preferred Units have the following rights and preferences:

Voting rights

The holders of the Preferred Units, other than the Defaulting Class B Preferred Units carry one vote per unit. Subject to maintaining certain ownership levels, the Class A preferred unitholders as a class are entitled to elect one of the seven board members while such Class A preferred units are outstanding. Defaulting Class B Preferred Units have no voting rights.

Dividends and distributions

There are no stated dividends on the Preferred Units; however, to the extent the Company has sufficient cash available, the Company shall make a tax distribution in an amount of cash equal to the excess, if any, of (i) the product of the net taxable income or gain of the Company for the year allocated to each member (reduced for any prior net loss allocated to such holder, not previously taken into account) and the highest combined marginal federal and state income tax rate applicable over (ii) the aggregate amount of distributions previously made to such member during such taxable year.

Through September 30, 2020, no distributions have been approved or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company or Deemed Liquidation Event (as described below), the proceeds, as determined by the Company’s board of directors, will be distributed, to the extent available, as follows:

•

First, the holders of Class C preferred units will receive, in preference to any distribution to the holders of Class A preferred units, Ordinary Class B preferred units, Defaulting Class B Preferred Units or common units, on a pro rata basis, an amount equal to the Class C preferred unit Original Issue Price per unit less any amounts per Class C preferred unit previously distributed to holders of Class C preferred units;

•

Second, the holders of Ordinary Class B preferred units will receive, in preference to any distribution to the holders of Class A preferred units, Defaulting Class B Preferred Units or common units, on a pro rata basis, an amount equal to the Ordinary Class B preferred unit Original Issue Price per unit less any amounts per Ordinary Class B preferred unit previously distributed to holders of Ordinary Class B preferred units;

•

Third, the holders of Class A preferred units will receive, in preference to any distribution to the holders of Defaulting Class B Preferred Units or common units, on a pro rata basis, an amount equal to the Class A preferred unit Original Issue Price per unit less any amounts per Class A preferred unit previously distributed to holders of Class A preferred units;

•

Fourth, the holders of vested common units and Defaulting Class B Preferred Units will receive, on a pro rata basis in accordance with the number of vested common units and Defaulting Class B Preferred Units, an amount equal to a) the percentage interests of all holders of common units and Defaulting Class B Preferred Units multiplied by the aggregate amount distributed to the holders of Class C preferred units divided by (b) one minus the percentage interests of all holders of common units and Defaulting Class B Preferred Units provided, that each Defaulting Class B Preferred Unit is treated as one fifth (1/5) of a common unit;

•

Fifth, the holders of vested common units, Defaulting Class B Preferred Units and Class C preferred units will receive, on a pro rata basis, an amount equal to (a) the percentage interests of all holders of common units and Defaulting Class B Preferred Units multiplied by the aggregate amount distributed to the holders of Class A preferred units divided by (b) one minus the percentage interests of all holders of common units and Defaulting Class B Preferred Units; provided, that each Defaulting Class B Preferred Unit is treated as one fifth (1/5) of a common unit;

•

Sixth, the holders of vested common units, Class A preferred units, Defaulting Class B Preferred Units and Class C preferred units will receive, on a pro rata basis, an amount equal to (a) the percentage interests of all holders of common units and Defaulting Class B Preferred Units multiplied by the aggregate amount distributed to the holders of Ordinary Class B preferred units divided by (b) one minus the percentage interests of all holders of common units and Defaulting Class B Preferred Units; provided, that each Defaulting Class B Preferred Unit is treated as one fifth (1/5) of a common unit; and

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

•

Thereafter, to the holders of all units pro rata in proportion to each holder’s Percentage Interest subject to certain limitations. For purposes of this calculation, Percentage Interest is defined as (i) the sum of the holder’s Class A preferred units multiplied by the Class A Adjustment Rate plus the holder’s Ordinary Class B preferred units multiplied by the Class B Adjustment Rate plus the holder’s Class C preferred units multiplied by the Class C Adjustment Rate plus one fifth (1/5) of the holder’s Defaulting Class B Preferred Units plus the holder’s vested common units divided by (ii) the sum of all Class A preferred units outstanding multiplied by the Class A Adjustment Rate plus all Ordinary Class B preferred units outstanding multiplied by the Class B Adjustment Rate plus the all Class C preferred units outstanding multiplied by the Class C Adjustment Rate plus one fifth (1/5) of the Defaulting Class B Preferred Units outstanding plus all vested common units outstanding. The Adjustment Rate is defined as the Original Issue Price of each class divided by the Adjustment Price of each Class. As of September 30, 2020, the Adjustment Price of Class A preferred units is defined as $6.3520, Ordinary Class B preferred units is $7.7257 and Class C Preferred Units is $4.0008 and is subject to adjustment.

Holders of incentive units shall participate in distribution of proceeds only after the participation threshold with respect to such incentive units has been distributed in respect to common units.

The Original Issue Price is defined as $6.7587 per Class A preferred unit, $8.37 per Class B preferred unit and $4.0008 per Class C preferred unit. A Deemed Liquidation Event shall include a merger or consolidation (other than one in which members of the Company own a majority by voting power of the outstanding equity of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Conversion

In connection with the preparation of a qualified public offering with expected gross proceeds to the Company of at least $40.0 million at a per share price of at least 1.5 times the Class C Original Issue Price, or upon the request of the holders of 55% of the outstanding Class A preferred units, 55% of the outstanding Class B preferred units and 55% of the outstanding Class C preferred units in connection with an initial public offering, the members of the Company will take appropriate steps to implement a reorganization of the Company. The reorganization of the Company may include contribution of the Preferred Units and common units to a newly formed corporation or distribution to a subsidiary of the Company that owns all material assets of the Company on terms that preserve and reflect the substantive economic rights of the Preferred Units and common units. If such Preferred Units and common units are entitled to distributions following the consummation of an initial public offering, such Preferred Units and common units shall be converted into common equity of the Company and only be entitled to the equivalent of economic rights under the terms of the limited liability company agreement.

8. Common Units

Each common unit entitles the holder to one vote on all matters submitted to a vote of the Company’s members. In the event of any deemed liquidation, dissolution, or winding-up of the Company, the assets of the Company will be distributed in accordance with the order of distributions described under the rights and preferences of the Preferred Units.

The Company also has outstanding restricted incentive units, a form of common units, that generally vest over four years (see Note 10).

9. Warrants for Preferred and Common Units

In December 2019, in connection with the New Loan (see Note 6), the Company issued 34,946 Class B preferred warrants with an exercise price of $8.37 per unit. Upon issuance of Class C preferred units in June 2020, the warrants for Class B preferred units issued in December 2019 became warrants for the purchase of 73,109 Class C preferred units with an exercise price of $4.0008 per unit (see Note 7).

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Outstanding warrants consisted of the following:

September 30, 2020
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A Preferred	9,600	$6.7587
December 20, 2019	10	Class C Preferred	73,109	$4.0008

			473,636

December 31, 2019
Issuance Date	Contractual Term (in Years)	Class of Unit	Number of Units Issuable under Warrant	Exercise Price
August 14, 2015	10	Common	353,938	$5.0690
October 9, 2015	10	Common	36,989	$5.0690
June 14, 2018	10	Class A Preferred	9,600	$6.7587
December 20, 2019	10	Class B Preferred	34,946	$8.3700

			435,473

10. Equity-Based Compensation

Incentive units

The Company’s operating agreement, as amended and restated, provides for the granting of incentive units, a type of common units, to officers, directors, employees, consultants and advisors. Holders of incentive units are entitled to receive distributions in proportion to their ownership percent interest, upon liquidation, that are in excess of the strike price of the award, (the “Participation Threshold”) set by the board of directors on the date of grant. The Participation Threshold is based on the amount that would be distributed in respect of a common unit pursuant to the liquidation preferences described in Note 7, if, upon a hypothetical liquidation of the Company on the date of issuance of such Incentive Unit, the Company sold its assets for their fair market value, satisfied its liabilities and distributed its remaining net assets to holders of units in liquidation. The Company determined that the underlying terms of the incentive units and the intended purpose of the awards were more akin to an equity- based compensation award than a performance bonus or profit-sharing arrangement and, therefore, the incentive units were equity-classified awards.

Incentive unit activity

A summary of unvested incentive unit (a type of common units) activity is as follows:

	Units	Weighted Average Grant Date Fair Value
Unvested incentive units at December 31, 2019	73,049	$1.83
Issued	—	$—
Vested	(61,354)	$1.83
Forfeited	(3,750)	$1.83

Unvested incentive units at September 30, 2020	7,945	$1.83

There were no restricted incentive units granted during the nine months ended September 30, 2020.

2018 Unit option and grant plan

The Company’s 2018 Unit Option and Grant Plan (the “2018 Plan”) provides for the Company to grant unit options, restricted unit awards and unrestricted unit awards to employees, directors and consultants of the Company. The total number of common units that may be issued under the 2018 Plan was 7,243,396 as of September 30, 2020.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Units that are forfeited, canceled, reacquired by the Company prior to vesting, satisfied without the issuance of units or otherwise terminated (other than by exercise) and units that are withheld upon the exercise of an option or settlement of an award to cover exercise price or tax withholding shall be added back to units available under the 2018 Plan. As of September 30, 2020, 3,659,048 common units remain available for issuance under the 2018 Plan.

Unit option activity

The following table summarizes the Company’s option activity during the nine months ended September 30, 2020:

	Number of Units	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Aggregate Intrinsic Value
			(in years)	(in thousands)
Outstanding as of December 31, 2019	3,869,871	$3.10	9.41	$1,998
Granted	402,000	$3.48
Exercised	—	—
Forfeited	(687,523)	$3.22

Outstanding as of September 30, 2020	3,584,348	$1.75	8.73	$—

Vested and expected to vest as of September 30, 2020	3,584,348	$1.75	8.73	$—
Options exercisable as of September 30, 2020(1)	3,584,348	$1.75	8.73	$—

(1)	Options are immediately exercisable for restricted common units which vest according to the original vesting terms of the option grant. No options have been exercised prior to vesting.

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the options and the fair value of the Company’s common units for those unit options that had exercise prices lower than the fair value of the Company’s common units.

Equity-based compensation

The Company recorded equity-based compensation expense related to common unit options and restricted incentive units in the following expense categories in its consolidated statements of operations (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Research and development expenses	$154	$155	$529	$462
General and administrative expenses	540	240	1,237	520

	$694	$395	$1,766	$982

As of September 30, 2020, total unrecognized compensation cost related to unvested options and unvested incentive units was $5.8 million, which is expected to be recognized over a weighted average period of 2.8 years.

In July 2020, the Company modified 3,424,415 outstanding unit options with a weighted-average exercise price of $3.14 per common unit to reduce the exercise price to $1.72 per common unit. The Company accounted for the re-pricing as a modification of the awards for accounting purposes. The resulting compensation charge related to the modification was equal to the positive difference between the fair value of the modified awards and the fair value of the original awards immediately before they were deemed modified for accounting purposes. For the portion of awards that were vested as of the modification date, equity-based compensation expense equal to the amount of the incremental fair value of the modified awards of $0.1 million was recognized immediately on the modification date. For the portion of the awards that were unvested as of the modification date, equity-based compensation expense related to the incremental fair value of the modified awards of $0.5 million as well as unrecognized compensation expense related to the original award will be recognized over the remaining service period.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

11. Income Taxes

Holdings is treated as a partnership for federal income tax purposes and, therefore, its owners, and not Holdings, are subject to U.S. federal or state income taxation on the income of Holdings. Holdings’ directly held subsidiary Yumanity Therapeutics, Inc. was treated as a corporation for U.S. federal income tax purposes and was subject to taxation in the United States. In each reporting period, the Company’s tax provision includes the effects of consolidating the results of the operations of its subsidiary.

The Company did not provide for any income taxes in the three and nine months ended September 30, 2020 and 2019. The Company had net deferred tax assets and liabilities of $26.7 million at December 31, 2019. The Company has provided a valuation allowance for the full amount of its net deferred tax assets and liabilities because, at each of September 30, 2020 and December 31, 2019, it was more likely than not that any future benefit from deductible temporary differences and net operating loss and tax credit carryforwards would not be realized.

The Company has not recorded any amounts for unrecognized tax benefits as of September 30, 2020 or December 31, 2019. As of September 30, 2020 and December 31, 2019, the Company had no accrued interest or tax penalties recorded.

12. Leases

The Company leased office and laboratory facilities in Cambridge, Massachusetts (the “Old Premises”) from an investor in the Company under a noncancelable operating lease that began in April 2015 and expired in March 2020. In February 2020, the Company amended the lease for the Old Premises to extend the lease expiration to April 30, 2020. The amendment was accounted for as a lease reassessment and the right-of-use asset and lease liability were remeasured at the reassessment date of February 2020 resulting in an increase of $0.1 million to the right-of-use asset for prepaid rent and a reduction of $0.1 million to the lease liability. In May 2020, the Company amended the lease for the Old Premises to extend the lease expiration to May 23, 2020 and recognized the final rent payment of less than $0.1 million in expense.

In February 2020, the Company entered into a license agreement with a third party for the use of office and laboratory space in Boston, Massachusetts, commencing in May 2020 (the “New Premises”). The Company determined that this license agreement qualified as a lease under ASC 842, Leases (“ASC 842”). The initial term of the license agreement is three years with the option to extend for a total of three one-year periods at fair- market rent at the time of each extension. In addition to use of office and laboratory space, the license fee includes various laboratory, office, and operational support services to be provided by the licensor. The initial monthly license fee escalates 3% annually and totals approximately $12.0 million for the three-year term. Additionally, the licensee agreement for the New Premises requires the Company to pay for a non-exclusive, irrevocable license to use forty-two unreserved parking spaces adjacent to the New Premises at the prevailing monthly parking rate. On May 1, 2020, the lease commencement date was met and the Company recorded an operating lease asset of $10.6 million and a corresponding lease liability of $10.2 million.

The Company also leases property and equipment under agreements that are accounted for as finance leases.

The components of lease cost were as follows (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating lease cost	$1,016	$279	$2,085	$822
Short-term lease cost	$—	$—	$—	$—
Variable lease cost	$12	$153	$244	$428

Finance lease cost:
Amortization of lease assets	$90	$168	$280	$783
Interest on lease liabilities	4	11	16	47

Total finance lease cost	$94	$179	$296	$830

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

Supplemental disclosure of cash flow information related to leases was as follows (in thousands):

	Nine Months Ended September 30,
	2020	2019
Cash paid for amounts included in the measurement of operating lease liabilities (operating cash flows)	$1,428	$836
Cash paid for amounts included in the measurement of finance lease liabilities (operating cash flows)	$16	$47
Cash paid for amounts included in the measurement of finance lease liabilities (financing cash flows)	$264	$829
Operating lease liabilities arising from obtaining right-of-use assets	$10,219	$469
Finance lease liabilities arising from obtaining right-of-use assets	$—	$—

The weighted-average remaining lease term and discount rate were as follows:

September 30, 2020
Weighted-average remaining lease term (in years) used for:
Operating leases	2.58
Finance leases	0.83
Weighted-average discount rate used for:
Operating leases	8.80%
Finance leases	6.90%

Because the interest rate implicit in the license agreement was not readily determinable, the Company’s incremental borrowing rate was used to calculate the present value of the Lease.

As of September 30, 2020, future annual lease payments under the Company’s real estate operating lease and equipment finance leases were as follows (in thousands):

Year Ending December 31,	Operating Leases	Finance Leases
2020 (remaining 3 months)	$1,034	$82
2021	4,217	119
2022	4,344	—
2023	1,097	—
2024	—	—
Thereafter	—	—
Total future lease payments	10,692	201
Less: Imputed interest	(1,138)	(6)

Total lease liabilities	$9,554	$195

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

The following table presents lease assets and liabilities and their classification on the consolidated balance sheet (in thousands):

Leases	Consolidated Balance Sheet Classification	Amount

Assets:
Operating lease assets	Operating lease right-of-use assets	$9,321
Finance lease assets	Property and equipment, net	177

Total leased assets		$9,498

Liabilities:
Current:
Operating lease liabilities	Operating lease liabilities	$3,483
Finance lease liabilities	Current portion of finance lease obligation	182
Non-current:
Operating lease liabilities	Operating lease liabilities, net of current portion	6,071
Finance lease liabilities	Finance lease obligation, net of current portion	13

Total lease liabilities		$9,749

13. Commitments and Contingencies

Leases

The Company’s commitments under its leases are described in Note 12.

License agreement

The Company has a tangible property and patent license agreement with Whitehead Institute for Biomedical Research (“Whitehead”) entered into in 2016 and subsequently amended in 2016 and 2018, under which the Company obtained a certain exclusive and non-exclusive, royalty-bearing, sublicensable, worldwide license to make, sell and distribute products under certain patents owned by Whitehead for certain know-how related to specific neurodegenerative diseases. In consideration for the rights granted by the agreement, the Company paid a one-time license fee of less than $0.1 million and issued 300,000 common units valued at $0.8 million. The Company is required to pay annual maintenance fees of up to $0.1 million through the termination of the agreement. The Company is also required to pay up to an aggregate of approximately $1.9 million upon the achievement of certain developmental and regulatory milestones for the first two licensed products under its first indication. The Company is also required to pay additional milestone amounts for subsequent licensed products under its first or subsequent indications, but at a lower rate. The Company did not meet any milestones in the nine months ended September 30, 2020 or 2019. The Company must also pay a royalty in the low single digits on future sales by the Company and a mid single to low double digit percentage of certain income received from sublicensees and certain partners. The license agreement remains in effect until the expiration of the last-to-expire patent licensed under the agreement. Whitehead may terminate the agreement upon the Company’s uncured material breach of the agreement, including failure to make required payments under the agreement or to achieve certain milestones, or if the Company becomes insolvent or bankrupt. The Company may terminate the license agreement at any time upon providing certain written notice to Whitehead.

Indemnification agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, contract research organizations, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. The Company has not incurred any material costs as a result of such indemnifications and is not currently aware of any indemnification claims.

Yumanity Holdings, LLC

Notes to condensed consolidated financial statements (unaudited)

14. Defined Contribution Plan

The Company has a 401(k) defined contribution plan (the “401(k) Plan”) for its employees. Eligible employees may make pretax contributions to the 401(k) Plan up to statutory limits. To date, the Company has not made any contributions to the plan.

15. Related Parties

The Company leased certain office and laboratory space from an investor in the Company until May 2020 (see Note 12). There was no lease expense associated with this lease agreement for the three months ended September 30, 2020, as the lease ended in May 2020. Lease expense associated with this lease agreement for the nine months ended September 30, 2020 was $0.4 million and for the three and nine months ended September 30, 2019 was $0.3 million and $0.8 million, respectively. Amounts paid to the investor under the lease agreement during the nine months ended September 30, 2020 and 2019 were $0.6 million and $1.3 million, respectively. There were no amounts payable to the investor as of September 30, 2020 or December 31, 2019.

16. Subsequent Events

For its interim condensed consolidated financial statements as of September 30, 2020 and for the three and nine months then ended, the Company has evaluated subsequent events through December 4, 2020, the date that these interim condensed consolidated financial statements were available to be issued.

Legal Matters

In October 2020, one putative class action lawsuit (captioned Aniello v. Proteostasis Therapeutics, Inc., et al., No. 1:20-cv-08578 (S.D.N.Y. filed Oct. 14, 2020)), and one individual lawsuit (captioned Donolo v. Proteostasis Therapeutics, Inc. et al., 1:20-cv-01400 (D. Del. filed Oct. 16, 2020) was filed in federal court by alleged PTI stockholders challenging the merger transaction. Both complaints named PTI and its board of directors as defendants, while the Aniello complaint names the Company as an additional defendant, and the Donolo complaint names the Company and Pangolin Merger Sub, Inc., a wholly owned subsidiary of PTI, as additional defendants. The Aniello complaint alleges claims for breaches of fiduciary duties against the members of PTI’s board of directors; claims against PTI and the Company for aiding and abetting those alleged breaches of fiduciary duty; and claims against all defendants, including the Company, for alleged violations of Section 14(a) of the Securities and Exchange Act of 1934, or the Exchange Act. The Donolo complaint alleges a claim for violation of Section 14(a) of the Exchange Act against PTI and the members of its board of directors; and a claim for violation of Section 20(a) of the Exchange Act against the members of PTI’s board of directors and the Company. In both complaints, the plaintiffs contend that the Registration Statement on Form S-4 filed with the Securities and Exchange Commission on September 23, 2020 omitted or misrepresented material information regarding the Merger. Both complaints seek injunctive relief, rescission, or rescissory damages, dissemination of a registration statement that discloses certain information requested by the plaintiff, and an award of plaintiffs’ costs, including attorneys’ fees and expenses. There can be no assurance that the Company or any defendant will be successful in defending against these lawsuits. At present, the Company is unable to estimate potential losses, if any, related to these lawsuits.